EXHIBIT 23.5
Consent of Douglas Curtis & Allyn LLC
We hereby consent to the use in the Registration Statement of Halo Technology Holdings, Inc. on Form S-4 and in the Proxy Statement/Prospectus of Halo Technology Holdings, Inc., and Unify Corporation, which is part of the Registration Statement, of our opinion dated March 10, 2006, appearing as Annex B to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary of the Proxy Statement / Prospectus—Fairness Opinion of Douglas Curtis and Allyn LLC”; “The Merger—Background of the Merger”, “ —Opinion of Douglas Curtis and Allyn LLC”, “—Certain Projections” and “—Unify’s Reason for the Merger”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.
DOUGLAS CURTIS & ALLYN LLC
By:        /s/  Steven R. Mills
              Steven R. Mills, Partner
Roseville, CA
May 30, 2006